EXHIBIT 5.1

July 5, 2022

NuScale Power Corporation

6650 SW Redwood Lane, Suite 210

Portland, OR 97224

Re: NuScale Power Corporation – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as legal counsel for NuScale Power Corporation (the “Registrant”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 relating to the registration of the following.

(a)	The issuance by the Registrant of 14,742,848 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), underlying options (“Legacy Options”) that were granted under the Fourth Amended and Restated Equity Incentive Plan of NuScale Power, LLC (the “Legacy Plan”), which were converted from options to purchase units in NuScale Power, LLC into options to purchase Class A Common Stock of the Registrant upon completion of the merger (the “Merger”) effected pursuant to the Agreement and Plan of Merger dated December 13, 2021, as subsequently amended, between NuScale Power Corporation (formerly known as Spring Valley Acquisition Corp), NuScale Power, LLC and Spring Valley Merger Sub, LLC.

(b)	The issuance by the Registrant of 17,760,961 shares of Class A Common Stock issuable under the Company’s 2022 Long-Term Incentive Plan (the “2022 Plan”).

(c)	The offer and resale of 56,961 shares of Class A Common Stock issued upon the exercise of the Legacy Options after the date of the Merger (the “Resale Shares”).

(d)	The offer and resale of 7,278,826 shares of Class A Common Stock issuable upon the exercise of Legacy Options that have not yet been exercised (collectively, the “Resale Option Shares”).

We have reviewed the corporate actions of the Registrant in connection with this matter and have examined the documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1.	The shares of Class A Common Stock issuable upon exercise of the Legacy Options are duly authorized by all necessary corporate action of the Registrant and, when issued and sold in accordance with the terms of the Legacy Plan, will be legally and validly issued, fully paid, and nonassessable.

2.	The shares of Class A Common Stock issuable under the 2022 Plan are duly authorized by all necessary corporate action of the Registrant and, when issued and sold in accordance with the terms of the Legacy Plan, will be legally and validly issued, fully paid, and nonassessable.

3.	The Resale Shares are legally and validly issued, fully paid and nonassessable.

4.	When the Resale Option Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable holder of the Resale Option Shares, and have been issued by the Company upon exercise of the Legacy Options against payment therefor (not less than par value) in the manner contemplated by the Registration Statement and the Legacy Options, the issuance of the Resale Option Shares will have been duly authorized by all necessary corporate action of the Company, and the Resale Option Shares will be validly issued, fully paid and nonassessable

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP

Stoel Rives LLP